Exhibit 15
August 16, 2006
Realogy Corporation
One Campus Drive
Parsippany, New Jersey
We have made reviews, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of the Realogy Businesses of Cendant Corporation for the three and six month periods ended June 30, 2006 and 2005, as indicated in our report dated August 16, 2006 (which report included an explanatory paragraph related to the fact that the Realogy Businesses of Cendant Corporation is comprised of the assets and liabilities used in managing and operating the real estate services businesses of Cendant Corporation, as discussed in Note 1 to the combined condensed interim financial statements; and that included in Note 10 to the combined condensed interim financial statements is a summary of transactions with related parties); because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, is incorporated by reference in Realogy Corporation’s Registration Statement No. 333-136057 on Form S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
Parsippany, New Jersey
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